Exhibit 10.38

January 13, 2022

John Dorsey
johnd@signingdaysports.com

Delivered Electronically via Email

Re: Offer of Employment

Dear John:

We are delighted to enter into this Offer Letter (the “Agreement”) to memorialize the terms under which you will continue to serve as Chief Executive Officer of Signing Day Sports, Inc. (the “Company”).

Once this Agreement becomes effective, it will form the entire agreement between you and the Company with respect to the matters described in this Agreement and it will supersede and replace any prior understandings (whether oral or written) with respect to the subject matter described herein. If you have any questions about the information below, please contact me directly.

Provision	Agreement

Location:	Your principal place of employment will be the Company’s principal executive offices in Phoenix, Arizona.

Title; Reporting; Duties; No Conflicts:	Under this Agreement you will continue to serve as Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”). As Chief Executive Officer you will have control over, and responsibility for, the day-to-day operations of the Company and shall have such other duties, authorities and responsibilities as may be assigned to you by the Board. You understand that: (i) your employment services will be full-time and exclusive to the Company and that you will be expected to devote substantially all of your full business time, attention, energy and skills to the Company; (ii) you agree to serve the Company faithfully, loyally, honestly and to the best of your ability; and (iii) you will not, without the express written consent of the Board, engage in any other commercial activity or outside employment.

The preceding paragraph is not intended to prohibit you from engaging in charitable or nonprofessional activities such as personal investments or conducting private business affairs, as long as they do not conflict or interfere with the performance of your duties to the Company. You agree to observe and comply with the Company’s rules and policies, as the same may be adopted and amended from time to time.

By signing this Agreement, you represent and warrant that you are under no contractual or other obligations or commitments that are inconsistent with your obligations under this Agreement, including, without limitation, any restrictions that would preclude you from providing services to the Company (e.g., a non-compete with a former employer).

At Will Employment:	Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason, in each case subject to the terms and provisions of this Agreement. Nothing in this Agreement is intended to create an implied contract for employment of any specific length or period, or to limit the Company’s or your ability to terminate the employment relationship.

If the Company does not consummate an initial public offering of its common stock pursuant to an effective Form S-1 registration statement within 12 months from the date of this Agreement, the parties will discuss, in a good faith, what changes, if any, should be made to this Agreement to reflect the then future business plans of the Company.

Base Salary:	A rate of $240,000 per year (the “Base Salary”) to be paid according to the Company’s normal payroll cycle. Your Base Salary will be reviewed at least annually and may be adjusted upward or downward by the Board in its sole discretion.

Sign-On Equity:	No later than 3 months following the date of this Agreement, you will be awarded a non-qualified stock option under the Company’s 2022 Omnibus Incentive Plan (the “Equity Plan”), which the parties acknowledge has not been formally adopted as of the date of this Agreement. The nonqualified stock option will give you the right to purchase a number of shares of common stock of the Company equal to one percent (1%) of the Company’s fully diluted equity capitalization as of the date of grant (the “Option”). The exercise price per share of the Option shall equal to the fair market value of one share of common stock of the Company determined in manner consistent with Section 409A of the Internal Revenue Code. The Option will be subject to a time-based vesting schedule as follows: (i) 25% will vest on the first anniversary of the date of this Agreement; and (ii) the remaining 75% will vest in 36 equal monthly installments over the 36 months following the initial vesting date. The Option will be subject to such other customary terms and conditions set forth in the Equity Plan and the award agreement that you must execute as a condition of the grant.

Annual Incentive Opportunity:	Beginning January 1, 2022 and for each full calendar year you are employed thereafter, you will be eligible to participate in an annual cash incentive program adopted in writing and approved by the Board (the “AIP”). Your target incentive under the AIP will equal 50% of your Base Salary and in no event will your AIP payment exceed 200% of your Base Salary. Whether you are entitled to receive an AIP payment, and the amount of such payment, will depend on the attainment of written performance goals, including financial performance goals, establish by the Board. The amount of the AIP, if any, will be certified by the Board in January or February of the year following the year to which the AIP relates, and the earned AIP, if any, will be paid to you no later than March 15 of the year following the year to which the AIP relates (e.g., the AIP for 2022, if any, will be paid no later than March 15, 2023). You must be employed by the Company through the date the AIP is paid in order to earn and be eligible to receive the AIP.

For 2022, the AIP performance goals and their respective weighting are as follows: (i) revenue (40%), gross enrollment (40%), and EBITDA compared to budgeted EBITDA (20%). In each case, to earn any portion of the AIP for 2022, the applicable performance goal must be attained at 90% of the target level of performance. The target level of performance for each AIP performance goal will be established by the Board, in consultation with you, no later than February 28, 2022.

Benefits; Vacation:	While you are employed, you will be eligible to participate in the Company’s standard company benefit and vacation plans, as such plans may be amended, modified, or terminated by the Company from time to time, with or without notice, in accordance with the applicable benefit and vacation plan documents. For the avoidance of doubt, your participation in such plans will be subject to the terms and conditions set forth in the applicable benefit plan documents.

Termination of Employment:	This Agreement, and your employment hereunder, may be terminated at any time, for any reason, by you or the Company upon at least 60 days prior written notice, provided, that, the Company may terminate your employment immediately for Cause (as defined in Exhibit A). Upon your termination for any reason, the Company will pay you your accrued but unpaid Base Salary through your date of termination, your accrued but unused vacation through your date of termination, and any accrued but unpaid reasonable business expenses through your date of termination (the “Accrued Obligations”), with such amount paid in compliance in accordance with applicable law. Unless otherwise indicated in a writing to you from the Board, upon your termination of employment with Company for any reason, and without any further action on your part, you will be deemed to immediately resign all other officerships, directorships, managerships, and other positions you hold with the Company and its affiliates. If for any reason this provision is determined to be insufficient to effectuate such resignations, you agree to sign any documents or instruments the Company determines necessary to effectuate such resignations.

Restrictive Covenants:	This offer is contingent upon you signing the Restrictive Covenant Agreement attached hereto as Exhibit B.

Cooperation:	Following the termination of your employment with the Company for any reason, you agree to cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or other investigation involving the Company or any affiliate that relates to events, occurrences or conduct occurring (or claimed to have occurred) during your employment. You are hereby instructed to tell the truth in any litigation, administrative proceeding, or other investigation involving the Company and nothing herein shall be deemed or construed to suggest otherwise.

Dispute Resolution:	You and the Company agree to meet to informally in a good faith effort to resolve any issues arising under this Agreement. If the parties are unable to resolve their differences, they agree to submit to binding arbitration in Phoenix, Arizona, any and all claims and disputes arising hereunder. The parties agree that any dispute will be heard by a single arbitrator, applying Arizona and Federal substantive law, as applicable, in accordance with the American Arbitration Association’s Employment Arbitration Rules. If necessary, an action may be brought in any court of competent jurisdiction solely to compel arbitration or enforce an arbitration award (or for injunctive relief to enforce the Restrictive Covenant Agreement attached hereto). This agreement to arbitrate survives the termination of your employment. You expressly agree and understand that, by agreeing to arbitration to resolve all claims described herein, you, as well as the Company, are waiving your right to a jury or court trial for all such claims. You further understand that arbitration is a private, claim resolution process which utilizes a neutral third-party, instead of a judge or jury, to resolve all claims and typically has more limited discovery than in a case filed in court.

Return of Property:	Upon the Company’s request or your termination of employment for any reason, you shall promptly return to the Company all property of the Company, including but not limited to: originals and hard and electronic copies of records, documents, Confidential Information (as defined in Exhibit B), computer and office equipment, other equipment, plans, designs, electronic devices, keys, access cards, passwords, credit cards, and other tangible and intangible items, in whatever form, in your possession or control. You understand that all electronic mail, equipment, and all computer hardware and software are property of the Company.

Miscellaneous:	To the extent required by law, the Company shall withhold from any payments due to you under this Agreement any applicable federal, state or local taxes. You hereby acknowledge that neither the Company nor any of its affiliates, shareholders, members, directors, managers, officers, employees, agents or representatives have provided you with any tax-related advice with respect to the matters covered by this Agreement and that you are solely responsible for obtaining your own tax advice with respect to the matters covered by this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles. If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either: (i) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable; or (ii) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

Each party acknowledges that such party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party.

Section 409A of the Code:	This Agreement shall comply with Section 409A of the Internal Revenue Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement. Neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A of the Internal Revenue Code and the applicable regulations. You do not have any right to make any election regarding the time or form of any payment due under this Agreement. Installment payments made pursuant to this Agreement shall be treated as separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

If you are in agreement with the terms and conditions of this Agreement, please execute and date the Agreement and return a copy to me.

Sincerely,

Signing Day Sports, Inc.

/s/ Todd Davis
By:	Todd Davis

/s/ Christian Young
By:	Christian Young

Accepted and agreed to:

/s/ John Dorsey	1/13/2022
John Dorsey	Date

Exhibit A

Offer Letter Definitions

“Cause” to terminate your employment shall exist if the Company determines that any one or more of the following has occurred: (i) your commission or conviction of, or plea of guilty or nolo contendere to, a felony; (ii) your material breach of this Agreement, any other agreement you have entered into with the Company, or of any fiduciary duty you have to the Company which is not cured, if curable, within 10 days following the Company’s written notice to you of such behavior; (iii) misconduct that is materially injurious to the Company or a significant violation of the Company’s harassment or discrimination policies; (iv) your habitual drug or alcohol use which materially impairs your ability to perform your duties for the Company; (v) your engaging in fraud, embezzlement or any other illegal conduct that is materially injurious to the Company or any of its affiliates; (vi) deliberate or intentional refusal, or habitual failure to discharge your employment duties, responsibilities or obligations or to follow the Company’s policies or procedures which is not cured, if curable, within 10 days following the Company’s written notice to you of such behavior; or (vii) your engaging in any illegal, unethical, or immoral act (inside or outside of the scope of your employment) that results in material reputational or financial harm to the Company or any of its affiliates. For the avoidance of doubt, the Company will have the right to put you on garden leave, with pay, during the 10 day cure period described in clauses (ii) and (vi).

Exhibit B

Employee Restrictive Covenant Agreement

In consideration for Signing Day Sports, Inc. (the “Company”) agreement to employ me and provide me with the compensation and benefits described in the attached Offer Letter and access to the Company’s Confidential Information (as defined below) and trade secrets, I understand, acknowledge and agree, beginning as of the date of the Offer Letter, as follows:

Restrictive Covenants:	Non-Solicitation of Customers/Prospective Customers. You agree, for the duration of the Time Limit (as defined below), that you will not, either directly or indirectly, or in any individual or representative capacity, request or solicit any of the Company’s current customers or clients with whom you have had contact in the past year to withdraw, curtail, cancel, or decrease the level of their business with the Company or request that they do business with any third party in competition with the Company. You further agree that, for the duration of the Time Limit, you will not, either directly or indirectly, or in any individual or representative capacity, request or solicit any of the Company’s prospective customers (defined as any person or entity who has been directly solicited to become a customer or client by the Company and with whom you have had contact with within the past year or possesses Confidential Information (as defined below) about) or clients with whom you have had contact with in the past year or possesses Confidential Information about to forgo doing business with the Company or request that such prospective customer or client do business with any third party in competition with the Company.

Non-Solicitation of Employees/Applicants. You agree, for the duration of the Time Limit, that you will not, either directly or indirectly, or in any individual or representative capacity, solicit, induce or encourage or attempt to solicit, induce or encourage any Company employee and/or applicant to terminate his/her employment or prospective employment with the Company.

Non-Competition. You agree, for the duration of the Time Limit, that you will not, either directly or indirectly or in any individual or representative capacity, be employed by, engage, own, manage, operate, control, aid, or assist another in the operation, organization or promotion of, participate in, advise, contract with or otherwise engage in any manner with the ownership, management, operation, or control of any business, which has a place of business or regularly conducts business in the Geographical Limit (as defined below) and that promotes or sells products or services competitive with those of the Company. You acknowledge and agree that a business will be deemed “competitive” with the Company if it performs any of the services or produces, distributes or sells any of the products or services provided or offered by the Company during the term of your relationship with the Company.

Tolling. The non-competition and non-solicitation Time Limits set forth above shall be tolled during any period in which you are in breach of the restrictions set forth herein.

Reasonable Limitations. You hereby acknowledge and agree that the covenants and obligations made and undertaken in this Agreement are fair and reasonable with respect to duration, geographic area and scope of activity, and do not (and shall not) prevent you from earning a livelihood in complying with the covenants herein.

Injunctive Relief. You agree that a breach of the covenants described herein will result in substantial and irreparable damages to the Company, which would be difficult to fully ascertain and calculate, and, by reason of such fact, you agree that, in the event of any such breach or threatened or anticipated breach, the Company will have the right to a restraining order and injunction, both temporary and permanent, enjoining and restraining any such breach or threatened breach, without the necessity of proving actual damages or posting a bond. Such injunctive relief will be in addition to any other remedies available to the Company at law or in equity.

Survival of Restrictive Covenants. Your acknowledgements and agreements set forth in this Agreement shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

Notice to Future Employers:	You agree that you will notify, and the Company shall have the right to notify, any future or prospective employers, or individuals or entities with whom you may be entering into a contractual relationship, of the Restrictive Covenant provisions of this Agreement for purposes of ensuring that the Company’s interests are protected.

Company Proprietary Information:	While you are providing services to the Company, the Company may disclose or make available to you, Confidential Information. By signing this Agreement, you agree to: (i) protect and safeguard the confidentiality of the Confidential Information with at least the same degree of care as you would protect your own confidential information, but in no event with less than a commercially reasonable degree of care; and (ii) not use or disclose the Confidential Information, or permit it to be accessed, used or disclosed, for any purpose other than to carry out the duties assigned to you by the Company or as may be required to be disclosed pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction. Upon your termination of service for any reason, or upon the Company’s written request, you shall promptly return to the Company all copies, whether in written, electronic or other form or media, of the Confidential Information, or destroy all such copies at the Company’s written request and certify in writing to the Company that such Confidential Information has been destroyed. In addition to all other remedies available at law, the Company may seek equitable relief (including injunctive relief) against you to prevent the breach or threatened breach of this confidentiality covenant and to secure its enforcement. Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

Non-Disparagement; Social Media:	While you are employed and following the termination of your employment for any reason, you agree that you will not criticize, defame, be derogatory toward or otherwise disparage the Company, its products, services, or the Company’s past, present and future officers, directors, managers, stockholders, agents, representatives, employees, or affiliates, or its or their business plans or actions, to any third-party, either orally or in writing; provided that that this provision will not preclude you from giving truthful testimony in response to a lawful subpoena or preclude any conduct protected under any local, state or federal law, including those providing “whistleblower” protection to you or the right to engage in concerted activities. The Company also agrees that it will instruct its senior management and Board, as constituted as of your last day of employment, not to issue any official statements or press releases that disparage you; provided, that, you acknowledge and agree that senior management and the Board are permitted to discuss your employment and performance internally and confidentially as required to conduct business, or to make any legally required disclosures, or if otherwise required under law, in each such instance as reasonably determined by the Company or pursuant to the advice of the Company’s legal counsel. Finally, on the date of your termination of service for any reason, you agree to update your profile on social media websites (such as LinkedIn) to reflect that you are no longer an employee of the Company.

Definitions:	For purposes of this Agreement, the following terms shall have the following meanings:

“Confidential Information” means non-public information about the Company’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential.” Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Agreement by you; (ii) is or becomes available to you on a non-confidential basis from a third-party source, provided that such third-party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of you prior to being disclosed by or on behalf of the Company; or (iv) was or is independently developed by you without reference to or use, in whole or in part, of any of the Confidential Information.

“Geographical Limit” means the United States of America; if a court determines that the United States of America is too broad, then the State of Arizona.

“Time Limit” means the term of your employment with the Company and for a period of 18 months thereafter; if a court determines that 18 months is longer than necessary to protect the Company’s legitimate interests, then 12 months.

Miscellaneous:	This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to conflicts of law principles. If any term or provision of this Agreement is declared by a court or tribunal of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either: (i) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable; or (ii) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

Each party acknowledges that such party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each party.

The dispute resolution provisions of the Offer Letter attached hereto are incorporated by reference and by signing below you acknowledge and agree that any dispute arising under this Agreement will be resolved in accordance with the procedures set forth in the Offer Letter.

Accepted and agreed to:

/s/ John Dorsey	1/13/2022
John Dorsey	Date

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